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                                                                Exhibit 99(a)(8)

                  CHESTER BANCORP, INC. ANNOUNCES TENDER OFFER


Chester, Illinois - (July 10, 2001) - Chester Bancorp, Inc. (Nasdaq Symbol:
CNBA), the holding company for Chester National Bank and Chester National Bank of Missouri, is pleased to announce that it will offer to purchase up to 250,000 shares of the Company's Common Stock, approximately 20% of those outstanding. The offer will be made at a purchase price of $17.75 per share by issuer tender offer, which commences today. The Company's management and Board of Directors believe that the Company's business, assets and prospects, coupled with the current market price of its shares of Common Stock, make the purchase of the shares pursuant to the terms and conditions of the offer an attractive investment opportunity.

The offer will be made pursuant to the Offer to Purchase dated July 10, 2001, and related materials, and will expire on August 15, 2001 unless otherwise extended. Any questions or requests for documents or forms related to the offer should be directed to Chester National Bank at (800) 851-5371 ext. 301, Attention Michael W. Welge. Chester Bancorp, Inc.'s Board of Directors has approved this tender offer. However, neither Chester Bancorp, Inc., nor its Board of Directors makes any recommendation to shareholders whether to tender or refrain from tendering their shares. Directors and officers of Chester Bancorp, Inc. will not tender shares in this offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF CHESTER BANCORP, INC.'S COMMON STOCK. THE OFFER IS BEING MADE SOLELY BY THE OFFER OF PURCHASE, WHICH IS BEING MAILED TO SHAREHOLDERS TODAY.

Shareholders and investors are urged to read Chester Bancorp, Inc.'s Schedule TO being filed today with the SEC in connection with this tender offer, which includes the Offer to Purchase and related materials. These materials contain important information including the various terms and conditions to the offer. Investors may obtain copies of Chester Bancorp, Inc.'s Schedule TO for free from the SEC at the SEC's website (www.sec.gov) or from Chester Bancorp, Inc.'s Information Agent for purposes of this transaction, Chester National Bank.

STATEMENTS IN THIS PRESS RELEASE RELATING TO CHESTER BANCORP, INC.'S PLANS, OBJECTIVES, OR FUTURE PERFORMANCE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. CHESTER BANCORP, INC.'S ACTUAL STRATEGIES AND RESULTS IN FUTURE PERIODS MAY DIFFER MATERIALLY FROM THOSE CURRENTLY EXPECTED DUE TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN CHESTER BANCORP, INC.'S 2000 FORM 10-K AND SUBSEQUENT 10Q REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.